Exhibit 10.1

NYFIX, Inc. 2008 Annual Incentive Plan

1. General:

The NYFIX, Inc. (“NYFIX” or the “Company”) 2008 Annual Incentive Plan (“AIP”) is a bonus program for the 12 month period from January 1, 2008 through December 31, 2008 that is intended to motivate eligible employees to achieve the Company’s 2008 Critical Success Factors (“CSFs”) and related Corporate, Divisional/Functional and Individual Goals and Objectives. The 2008 AIP provides employees the opportunity to receive financial rewards payable in the form of either cash or equity as a means of tangibly sharing in NYFIX’s success. All Corporate, Divisional/Functional and Individual Goals and Objectives are designed to align with NYFIX’s strategic and tactical goals and objectives (which are tied to our CSFs) for the period from January 1, 2008 through December 31, 2008.

The 2008 AIP has two stages:

a)	Stage 1 determines the size of each individual employee’s bonus target based upon how successful NYFIX has been in achieving the overall financial targets (Operating EBITDA and Revenue) included in the Base Plan for 2008 presented to and approved by the Company’s Board of Director’s on December 11, 2007 (the “Stage 1 Objective”). Each employee will have an initial individual bonus target. This initial individual bonus target will then be adjusted based on the percentage of the Stage 1 Objective achieved per the charts included in Appendix I. For Senior Executives, bonus targets will be determined by multiplying the initial individual bonus targets by adjustment factors ranging from 0% to 200% in accordance with Appendix I. For non-Senior Executives employees with significant bonus targets, the targets will be determined by multiplying the initial individual bonus targets by adjustment factors ranging from 65% to 135% in accordance with Appendix II. For all other employees, the targets will be determined by multiplying the initial individual bonus targets by adjustment factors ranging from 90% to 110% in accordance with Appendix III.

b)	Stage 2 calculates individual bonus payouts based upon the achievement of key performance goals and objectives (the “Stage 2 Objectives”). The Stage 2 Objectives categories are (i) Corporate, (ii) Divisional/Functional and (iii) Individual. The portion of the 2008 AIP payout attributable to each category of the three Stage 2 Objectives will vary depending on the roles and responsibilities of each individual within the Company. The following schedule details these allocable portions:

		Division/Functional
	Corporate	Group	Individual

CEO	90%		10%

Functional Group Heads	60%	30%	10%

Functional Group Managers	40%	40%	20%

Business Division Heads	50%	40%	10%

Business Division Managers	40%	40%	20%

Other Participants	20%	40%	40%

Following year-end, the CEO and CFO will make a reasonable determination as to the achievement of each of the Stage 2 Goals and Objectives with respect to non-executive officers, which determination shall be final. The Compensation Committee of the Board of Directors will make a reasonable determination as to the achievement of the Goals and Objectives with respect to the CEO and other executive officers, which determination shall be final.

2.	Stage 2 Objectives

a. Corporate Goals and Objectives

The specific performance measures that will be used for the Corporate Goals and Objectives are detailed below under each of the CSFs that they help achieve.

Profitably Grow the Business and Achieve the Financial Plan (30%)

·	Achieve Operating EBITDA Targets (Full Year & Exit Rate)
·	Achieve Annual Revenue Plan
·	Achieve Buy-Side Revenue Target
·	Grow Messaging Channels
·	Achieve Millennium ADV Target

Invest for the Future and Grow New Markets (20%)

·	Launch Euro Millennium On Time plus rollout to four markets
·	Execute on Buy-Side Strategic Roadmap
·	Grow EMEA and APAC Business
·	Successfully Launch Millennium 3.0

Align with Clients and Aggressively Market the Company (15%)

·	Achieve Significant Improvement in Service Delivery
·	Establish Clients First Program
·	Establish Reliable and Predictable Product Delivery Process

Achieve Operational Excellence (20%)

· Meet or Exceed Service Levels for Marketplace Businesses

·	Meet or Exceed Service Levels for Transactions Businesses
·	Enhance Billing and Revenue Reporting Technology

Foster a Culture of Success (15%)

·	Enhance Communication Supporting Alignment Around Strategy
·	Ensure Staff are Empowered, Motivated and Driven toward Achievement of 2008 plan
·	Increase Opportunities for Employee Mobility
·	Achieve Re-listing on NASDAQ in Q1

Achievement of the Goals and Objectives within these five CSFs shall be separable, so that even if one or more is not achieved, the 2008 AIP will be paid on those portions that are achieved. Corporate rating will be in the range of 80-120% of target.

b. Divisional/Functional Group Goals and Objectives

Divisional/Functional Goals and Objectives and related timetables will be developed by each Divisional/Functional head in conjunction with the CFO and HR and, following approval by the Company’s CEO, will be communicated to employees.

Divisional/Functional Group ratings will be in the range of 80-120% of target.

c. Individual Goals and Objectives

Each eligible employee will be assigned an individual rating based on a performance review. The performance review will consider the employee’s contribution to the achievement of Company and Divisional/Functional Goals and Objectives, as well as other individual achievements determined by the employee’s supervisor. Individual ratings are capped at 120% of target.

3. Eligibility

The 2008 AIP is applicable to all non-sales employees. Employees who receive individual ratings below 50% are not eligible for payout and those that receive individual ratings between 50 and 75% are eligible for a payout of a maximum of 50% of target. New hires that join the Company during the calendar year will have their eligibility to participate in the 2008 AIP prorated based on date of hire. Participants must continue to be employed by NYFIX until the bonus is paid to receive the payment; except that employees who leave the Company as a result of disability, or who die during the bonus period, will be eligible to receive a bonus prorated through the effective date of termination. Employees terminated “for cause” (including for failure to achieve targets set out in a performance improvement plan) will receive no incentive payment.

4. Payment

Individual bonuses will be calculated by multiplying the Stage 1 Bonus Targets by the sum of the Corporate, Divisional/Functional Group and Individual ratings. Bonuses are expected to be paid prior to March 15, 2009.

Example Calculation (Functional Head):

Bonus Target: $100,000
Revenue Achievement: 100%
Operating EBITDA Achievement: 90%
Corporate Achievement: 95%
Functional Achievement: 100%
Individual Achievement: 110%

Stage 1

$100,000 x 95% (see Appendix I) = $95,000

Stage 2

$95,000 x (95% x 60%) + $95,000 x (100% x 30%) + $95,000 x (110% x 10%) = $93,100.

Bonuses may be paid in any combination of cash and equity, and subject to any such other terms, conditions and restrictions, as determined at the sole discretion of the Compensation Committee. To the extent that equity is included as part of an individual’s bonus, such equity will be issued pursuant to the NYFIX, Inc. 2007 Omnibus Equity Compensation Plan in accordance with the NYFIX, Inc. Equity Award Guidelines.

As set forth in the Company’s corporate governance documents, the Compensation Committee and/or Board of Directors will approve all payments to the CEO and all employees (other than administrative) that report directly to the CEO. The Compensation Committee and/or Board of Directors shall have discretion to make additional payments to the any employee (including the CEO and the CEO’s direct reports) to reward strong performance and the completion of successful strategic initiatives.

Continued Employment: Nothing contained in this bonus scheme shall guarantee any employee employment for any duration.

Reservation of Rights: All determinations made regarding the NYFIX 2008 AIP and the Company’s rights and obligations hereunder shall be made by the Company, and all such determinations shall be final and binding. The Company may, in its sole discretion, modify the terms of this Plan, including the Corporate, Divisional/Functional and/or Individual Goals and Objectives, at any time.

As approved by the Compensation Committee on December 8, 2008 and by the Board on December 9, 2008 _/s/ Annemarie Tierney____ Secretary